2012-2 EETC Investor
Presentation
Continental Airlines, Inc.
September 19, 2012
Issuer Free Writing Prospectus
Filed pursuant to Rule 433(d)
Registration No. 333-181014-01
September 19, 2012

 The issuer has filed a registration statement (including a prospectus) with the
 SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the
 SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse toll-free at 1-800-221-1037 or Morgan Stanley toll-free at 1-866-718-1649.

Continental Airlines 2012-2 EETC
 • Continental Airlines, Inc. (“Continental”) is offering $843,888,000 of Pass
 Through Certificates, Series 2012-2 in two classes:
 – Class A of $711,622,000
 – Class B of $132,266,000
 • The proceeds from the offering will be used by Continental to finance 21 aircraft:
 – Finance the purchase of 18 new Boeing 737-900ER aircraft scheduled for delivery between November 2012 and July 2013
 – Finance the purchase of 3 new Boeing 787-8 aircraft scheduled for delivery between December 2012 and July 2013(1)
 • Joint Bookrunners: Credit Suisse and Morgan Stanley
 • Joint Structuring Agents: Credit Suisse and Morgan Stanley
Notes:
1. Continental will have the right to select 3 out of 4 eligible Boeing 787-8 aircraft to be part of the collateral pool for this transaction. Assumes that the first 21 new aircraft in chronological order of delivery are selected by Continental for this transaction, otherwise the delivery period will extend to September 2013

CAL 2012-2 EETC Structural Summary
 Principal Amount
 Expected Ratings (M/S/F)
 Initial LTV(1)
 Interest Rate
 Initial Average Life (in years)
 Regular Distribution Dates
 Principal Distribution Window (in years)
 Final Expected Distribution Date
 Final Maturity Date
 Section 1110 Protection
 Liquidity Facility
 Depositary
  Class A   Class B
 $711,622,000  $132,266,000
 Baa2 / A- / A  Ba2 / BBB- / BBB-
 55.0%   65.2%
 Fixed, semi-annual, 30/360 day count
 9.2    6.0
 April 29 and October 29
 1.6 - 12.1    1.6 - 8.1
 October 29, 2024  October 29, 2020
 April 29, 2026  April 29, 2022
 Yes   Yes
 3 semi-annual   3 semi-annual
 interest payments  interest payments
 Funds raised will be held in escrow with the Depositary
 Institution and withdrawn from time to time to purchase
 Equipment Notes as the aircraft are financed
Notes:
1. Initial LTV is calculated as of October 29, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed

Key Structural Elements
 • Classes Offered: Two tranches of amortizing debt offered, both of which will benefit from a liquidity facility covering three semi-annual interest payments
 • Waterfall: Interest on the Preferred Pool Balance on the Class B Certificates
 is paid ahead of Class A Certificates’ principal (same as CAL 2012-1)
 • Buy Out Rights: Class B Certificateholders have the right to purchase all (but not less than all) of then outstanding more senior classes of certificates at par plus accrued and unpaid interest upon certain events during a
 Continental bankruptcy
 • Cross-Default: Yes, from day one
 • Cross-Collateralization: Yes, from day one
 • Collateral: Strategically core aircraft types to Continental’s fleet operations, all of which are new deliveries. Continental will finance 18 new Boeing 737
 -900ER aircraft and will choose 3 of 4 eligible Boeing 787-8 aircraft to be included in the transaction as well

Aircraft Number [1]	Aircraft Type	Narrow / Widebody	Manufacturer's Serial Number	Registration Number	Manufacture Month	Aircraft Age (years)	Appraised Value ($MM)[2]
1	737-900ER	Narrowbody	37207	N39461	Nov-12	N/A - New	$52.25
2	737-900ER	Narrowbody	37201	N37462	Nov-12	N/A - New	52.25
3	737-900ER	Narrowbody	37208	N39463	Dec-12	N/A - New	52.31
4	737-900ER	Narrowbody	41745	N37464	Dec-12	N/A - New	52.31
5	737-900ER	Narrowbody	36599	N37465	Jan-13	N/A - New	52.45
6	737-900ER	Narrowbody	31644	N37466	Jan-13	N/A - New	52.45
7	737-900ER	Narrowbody	33537	N38467	Feb-13	N/A - New	52.51
8	737-900ER	Narrowbody	32836	N37468	Feb-13	N/A - New	52.51
9	737-900ER	Narrowbody	36600	N36469	Mar-13	N/A - New	52.57
10	737-900ER	Narrowbody	37099	N37470	Mar-13	N/A - New	52.57
11	737-900ER	Narrowbody	37102	N37471	Apr-13	N/A - New	52.71
12	737-900ER	Narrowbody	31653	N36472	Apr-13	N/A - New	52.71
13	737-900ER	Narrowbody	38702	N38473	May-13	N/A - New	52.77
14	737-900ER	Narrowbody	31648	N37474	May-13	N/A - New	52.77
15	737-900ER	Narrowbody	38703	N39475	Jun-13	N/A - New	52.83
16	737-900ER	Narrowbody	37100	N36476	Jun-13	N/A - New	52.83
17	737-900ER	Narrowbody	31647	N27477	Jul-13	N/A - New	52.97
18	737-900ER	Narrowbody	31649	N38479	Jul-13	N/A - New	52.97
19	787-8	Widebody	34821	N27901	Dec-12	N/A - New	124.84
20	787-8	Widebody	34823	N27903	Dec-12	N/A - New	124.84
21	787-8	Widebody	34830	N29907	Jul-13	N/A - New	126.29
Total							$1,322.72

Collateral Summary
Notes:
1. 21 aircraft will be financed from the proceeds of this offering; 3 new B787-8 aircraft and 18 new B737-900ER aircraft will be selected from a list of 22 aircraft scheduled for delivery in 2012 and 2013. Value assumes that the first 21 new aircraft in chronological order of delivery are selected by Continental for the transaction
2. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by AISI, BK Associates and Morten Beyer & Agnew. An
 appraisal is only an estimate of value and should not be relied upon as a measure of realizable value

Collateral Pool
 • The collateral pool benefits from diversification of two strategically core aircraft types
 – 72% Narrowbody / 28% Widebody Mix
 – 100% New
CAL 2012-2 Collateral Mix
Distribution of Appraised Value
Vintage: 0%
New: 100%
737-900ER
$946.75MM
787-8
$375.97MM
Widebodies: 28%
Narrowbodies: 72%
Total: $1,322.72MM

Aircraft Appraisals
 • Continental has obtained Base Value Desktop Appraisals from three appraisers (AISI, BK Associates and Morten Beyer & Agnew)
 • Aggregate aircraft appraised value of $1,323 million(1)
 • Appraisals available in the Preliminary Prospectus Supplement
 • Appraisals indicate an initial collateral cushion of 45.0% and 34.8% on the
 Class A and B respectively(2), which increases over time as the debt amortizes
Notes:
1. Appraised value is the lesser of the average and median Base Values of each aircraft as appraised by three appraisers. An appraisal is only an estimate of value and should not be relied upon as a measure of realizable value. Assumes that the first 21 new aircraft in chronological order of delivery are selected by Continental for this transaction
2. Initial collateral cushion is calculated as of October 29, 2013, the first Regular Distribution Date after all aircraft are expected to have been financed

Collateral Overview
Boeing 737-900ER
 • Overview: The 737-900ER is the largest variant of world’s all-time best selling 737NG family of narrowbody commercial aircraft
 • Strengths(1):
 – Very similar build and configuration to the 737-800, but longer fuselage accommodates 13 additional passengers with transcontinental capability in
 Continental’s standard two-class configuration
 – Introduced in 2007, the 737-900ER is the newest member of the 737NG family with up to 128 commercial aircraft in service and 371 on order
 – Lowest operating unit cost per seat among in-production narrowbodies
 • Importance to Continental:
 – Allows Continental to increase available capacity in higher demand domestic markets with a marginal increase in incremental trip cost
 – Continental also views the aircraft as an attractive alternative for domestic 757-200 aircraft
1. Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

Boeing 737-900ER Market

16 Customers for 499 Net Orders (1)

Lion air (195)	UNITED
DELTA	Alaska Airlines
CIT	Ростехнологии
spiceJet	KOREAN AIR (6)
UTair	EL AL ISRAEL AIRLINES
GE Capital Aviation Services (4)	Blue Air web.com (3)
Sky airlines	SOMON AIR
TURKISH AIRLINES	UNIDENTIFIED (4)

Lion air	UNITED
GE Capital	KOREAN AIR
Sky airlines	SOMON AIR
spiceJet	TURKISH AIRLINES

(22)
(14)
(102)
(10)
(3)
(2)
(7)
(6)
(15)
(100)
(6)
(43)
(62)
(2)
(6)
(4)
(4)
(2)
(5)
128 deliveries to 8 customers
Notes:
1. Net orders are defined as gross orders minus cancellations by customers inclusive of aircraft deliveries, through July 31,
 2012. Deliveries are through July 31, 2012
Net orders from customers

Collateral Overview
Boeing 787-8 “Dreamliner”
 • Overview: New generation long range aircraft with size similar to current 767s in fleet -
 219 passengers in Continental’s standard two-class configuration (36 business / 183 premium and regular economy)
 • Strengths(1):
 – Over 46 airlines and leasing companies have ordered 520 aircraft as of July 31, 2012
 – Intercontinental range to serve destinations not accessible with 767 aircraft (e.g.
 Denver to Narita)
 – Superior economic performance anticipated
 o Up to 20% lower fuel consumption than equivalent sized aircraft
 o 15-25% lower operating costs
 o Up to 30% lower airframe maintenance costs and longer intervals between maintenance checks
 o 20% weight savings due to an airframe comprised of nearly 50% carbon fiber
 • Importance to Continental:
 – Provides Continental with a cost efficient, long range, medium density route aircraft
 – An attractive replacement on 767 routes and certain 777 markets
1. Sources: The Boeing Company, Morten Beyer & Agnew, Continental Airlines

Boeing 787-8/9 Market

58 Customers for 824 Firm Orders

520 B787-8

- Aeroflot Russian Airlines
- AeroMexico
- air astana
- airberlin
- Air Canada
- AirEuropa
- Air India
- Air Niugini
- ALAFCO
- Avianca
- Aviation Capital Group
- AZAL
- Biman Bangladesh Airlines
- CIT
- China Southern
- Delta
- Ethiopian
- Gulf Air
- Hainan Airlines
- Icelandair
- Iraqi Airways
- Qantas
- Jet
- Jet Airways
- Kenya Airways
- Oman Air
- Lion air
- LOT Polish Airlines
- norwegian.com
- PrivatAir
- Qatar Airways
- royal air maroc
- Royal Brunei
- Royal Jordanian
- TUI
- Transaero
- Travel Service
- Uzbekistan airways

B787-8 and -9

- ANA
- Boeing Business Jets
- British Airways
- ILFC
- JAL
- LAN
- THAI*
- United

304 B787-9

- Air China
- Air France KLM
- Air New Zealand
- Air Lease Corporation
- Arik
- Korean Air
- Etihad
- arkia
- Saudi Arabian Airlines
- Singapore Airlines
- Vietnam Airlines
- virgin atlantic

Source: The Boeing Company, United Continental
Note: As of July 31, 2012; pro forma for Qantas B787-9 cancellation in August 2012

12